All-Hands Email on Departure of Adam Wiener

Our CEO, Glenn Kelman, sent this email to all Redfin employees at 5:13 p.m. PDT on August 29, 2023.

Dear Redfin,

Redfin’s president of real estate services, Adam Wiener, is leaving Redfin. He joined us in 2007 as a product manager for agent tools, then ran our partner program, analytics, marketing, a variety of new businesses, and, finally, Redfin revenue. He did everything for Redfin, and gave everything too.

What’s Next for Adam
Within a year, Adam will probably be running his own show, at another company also poised to conquer the world. He has long been ready to do that. His last day will be September 8.

A Big Loss
We know with Adam’s departure what Redfin will lose. He’s one of the smartest, kindest, most hard-working and creative folks you’ll ever meet. His command of our business is awe-inspiring. He has been a moral compass for Redfin, with unshakable confidence in our mission to redefine real estate in consumer’s favor. He gave our culture his passion, dauntlessness and grit; he made us feel bigger than we are.

But Also A Big Opportunity for Leadership
That’s what we’re losing. But it’s my job also to remind you what we'll gain. Leaders will gain new responsibilities; we don’t plan on hiring a president to take Adam’s place. Jason Aleem will still run sales, John Roy title, and Keith Broxterman support, reporting to me, but their teams will have to take initiative like never before. Mia Simon, in charge of luxury sales, will report to Jason. Anthony Kappus, our chief legal officer, will be the interim leader of our partner program and digital revenue.

Change is Good
And Redfin will keep changing. We couldn’t keep doing things the way we’ve done with Adam, and we shouldn’t try. Change is necessary and good. What won’t change is what Redfin has been asking of our agents. We still want you to show up to the first tour, to follow up with calls in between tours, to write up every offer. And we still trust you to find a way to win.

A Friend to Us All
Before signing off, I can’t help but say how much I’ll miss Adam. Among the type of people whom Adam and I grew up with, there is a word reserved for only the most considerate, honorable, humble people: Adam is a mensch. We got a thousand burritos for one another, went on runs through the Arboretum when my kids still fit in strollers, and were almost always the last two in the office, working a few feet apart. People say it’s lonely at the top, but I’ve never felt that way working with Adam. I’ll always think of him as my friend.

We’ll Talk Tomorrow
It’s hard to see a friend go, but we’ve had plenty of time to get ready. Redfin’s business has begun to recover from the housing downturn, and it will do even better in 2024. We can talk about our plans to do that, but first we have to say goodbye. Adam is sending his own note to the company in just a moment, and I know that many folks who’ve gotten to know him over the years will reach out to him with a call, a note or by dropping by. To chart our path from here, Jason and I will host an all-hands meeting Wednesday at 11 a.m. PDT.

Talk soon! Glenn